September 21, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Medistaff Corporation
File No. 333-15197

Ladies and Gentlemen:

We have read the statements made by Medistaff Corporation, which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant.  We agree with the statements concerning our firm in such Current Report on Form 8-K.  We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

Child, Van Wagoner & Bradshaw, PLLC